Exhibit 99.1

Cytori Reports Second Quarter Financial Results;
Strong Growth in Product Orders and Celution® Revenue

San Diego, CA, August 8, 2008 -- Cytori Therapeutics (NASDAQ:CYTX) reports financial results for the quarter ended June 30, 2008.

During the second quarter, there was continued demand for Cytori’s Celution® System in Europe and Asia among plastic and reconstructive surgeons. System sales in the first half of 2008 accomplished the Company’s initial goal of installing devices at key surgical centers and with luminary surgeons. Cytori anticipates significant revenue growth for the remainder of 2008, resulting from StemSource® Cell Bank orders and Celution System and related consumable sales into the European and Asia Pacific cosmetic and reconstructive surgery market. We received our first two purchase commitments for StemSource® Cell Banks during the third quarter. Based on current visibility, Cytori reaffirms its $10 to $12 million revenue guidance for 2008.

Product revenue increased to $1.4 million in the second quarter of 2008 from $153,000 in the first quarter of 2008. Because this is the first year Cytori is recognizing Celution System-based product revenues, the second quarter of 2007 is not a comparable period. Cytori’s second quarter product revenue related entirely to Cytori’s cosmetic and reconstructive surgery (CRS) business, which includes the Celution System, related single procedure consumables, surgical instruments, and a proprietary enzyme solution. Cytori also received orders late in the second quarter for an additional $880,000 in CRS related products, which will be shipped and likely recognized in the third quarter. Subsequent to the end of the second quarter, Cytori entered purchase commitments for two StemSource Cell Banks for an aggregate purchase price in excess of $2.5 million. The Company expects these banks to be installed in the second half of 2008.

Total operating expenses for the quarter ended June 30, 2008 were $9.1 million compared to $8.2 million in the same period in 2007. The increase in operating expenses was due in part to increased sales and marketing to support commercialization activity offset by a decline in general and administrative expenses. Cytori ended the second quarter of 2008 with cash and cash equivalents and accounts receivable of $6.4 million.  The Company will receive an additional $17 million in gross proceeds from the sale of 2.83 million unregistered shares to Olympus Corporation and select institutional investors from agreements entered into on August 7 and 8, 2008.

Year-to-Date Highlights

Cytori achieved progress across multiple areas of its business during and subsequent to the end of the second quarter, which will support its near-term commercialization activities and product development pipeline.

CRS Business: Cytori initiated its Celution® System post-marketing study in Europe, RESTORE II, for breast reconstruction following partial mastectomy during the second quarter. The RESTORE II study will enroll up to 70 patients and is intended to support reimbursement and to provide additional clinical data. Patient enrollment has started, and several patients have already been enrolled at clinical trial centers. In addition, the Company was informed that enrollment in an independent investigator-initiated Celution System study in Japan for breast augmentation was completed. Early results from the first three patients show that an increase in breast volume was maintained at three months. Cytori was also invited by Nagasaki University to participate in a research consortium investigating cell-enhanced reconstruction in HIV therapy-induced facial wasting, a potentially new and promising application for the Celution System.

StemSource®: Cytori entered into its first two purchase commitments during the third quarter for StemSource Cell Banks. Our first sale was to a leading tissue and cell banking company in Europe, BioHellenika. Our second purchase commitment is in the form of a binding letter of intent with a medical group in Singapore. Cytori has also recently expanded its commercialization partnership with Green Hospital Supply, who will market the cell banking product in Korea, Taiwan and Thailand, in addition to Japan.

Intellectual property: Cytori was issued a key patent in June 2008, which Cytori believes provides market protection for commercialization of the Celution System in the United States. The newly issued patent specifically protects Cytori's device technology that processes adipose tissue to obtain a diverse and mixed population of cells. The Company’s intellectual property position was bolstered by its receipt of a Notice of Allowance in July 2008 from the U.S. Patent & Trademark Office for a patent application that covers methods of creating a cell-enhanced graft using a closed system to process adipose-derived stem and regenerative cells. This patent is expected to specifically protect Cytori's Celution System-based devices and methods essential in novel cosmetic and reconstructive surgery procedures.

Product Pipeline: Cytori continued to enroll patients in the Company’s chronic heart disease and heart attack clinical trials in Europe. To accelerate enrollment, the Company is working to open additional trial centers. In addition, Cytori formed a collaboration with the Fraunhofer Institute for Cell Therapy and Immunology to develop adipose-derived stem and regenerative cell-based treatments for ischemic stroke. The Fraunhofer Society is expected to commit $425,000 over two years in support of Cytori's already planned research and development. The goal of the collaboration is to advance adipose-derived stem and regenerative cells into clinical trials for ischemic stroke.

Management Discussion

Cytori's management will host a conference call at 10:00 a.m. Eastern Daylight Time today to discuss these results. The audio webcast of the conference call may be accessed under "Events & Webcasts" in the Investor Relations section of the Company's website at www.cytoritx.com. The webcast will be available live and by replay two hours after the call on the company's website and archived for 90 days. A telephone replay will be available for one week. To access the replay, please call +1 (303) 590-3000 (PIN: 11116771#).

About Cytori

Cytori’s (NASDAQ: CYTX) goal is to be the global leader in regenerative medicine. The company is dedicated to providing patients with new options for reconstructive surgery, developing treatments for cardiovascular disease, and banking patients' adult stem and regenerative cells. The Celution® 800 System is being introduced in Europe and Asia Pacific into the reconstructive surgery market while the Celution® 900 System is being commercialized globally for cryopreserving a patient's own stem and regenerative cells. Clinical trials are ongoing in cardiovascular disease and planned for spinal disc degeneration, gastrointestinal disorders, and other unmet medical needs. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, statements regarding (a) securing sufficient operating capital, (b) the need for further financing, (c) our history of operating losses, (d) our anticipated revenue growth from StemSource Cell Bank orders, (e) our revenue guidance for 2008, (f) protection of our intellectual property rights, (g) our collaboration with the Fraunhofer Society and the related clinical trials, and other risks and uncertainties described under the "Risk Factors" in Cytori’s Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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Consolidated Condensed Balance Sheets
(Unaudited)

	As of June 30, 2008	As of December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$5,328,000	$11,465,000
Accounts receivable, net of allowance for doubtful accounts of $62,000 and $1,000 in 2008 and 2007, respectively	1,073,000	9,000
Inventories, net	932,000	—
Other current assets	741,000	764,000

Total current assets	8,074,000	12,238,000

Property and equipment, net	3,062,000	3,432,000
Investment in joint venture	352,000	369,000
Other assets	553,000	468,000
Intangibles, net	967,000	1,078,000
Goodwill	3,922,000	3,922,000

Total assets	$16,930,000	$21,507,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$6,837,000	$7,349,000
Current portion of long-term obligations	483,000	721,000

Total current liabilities	7,320,000	8,070,000

Deferred revenues, related party	17,974,000	18,748,000
Deferred revenues	2,379,000	2,379,000
Option liability	1,000,000	1,000,000
Long-term deferred rent	326,000	473,000
Long-term obligations, less current portion	129,000	237,000

Total liabilities	29,128,000	30,907,000

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2008 and 2007	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 28,258,683 and 25,962,222 shares issued and 26,385,849 and 24,089,388 shares outstanding in 2008 and 2007, respectively	28,000	26,000
Additional paid-in capital	143,386,000	129,504,000
Accumulated deficit	(148,818,000)	(132,132,000)
Treasury stock, at cost	(6,794,000)	(6,794,000)
Amount due from exercises of stock options	—	(4,000)

Total stockholders’ deficit	(12,198,000)	(9,400,000)

Total liabilities and stockholders’ deficit	$16,930,000	$21,507,000

Consolidated Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007

Product revenues:
Related party	$28,000	$512,000	$28,000	$792,000
Third party	1,376,000	—	1,529,000	—
	1,404,000	512,000	1,557,000	792,000

Cost of product revenues	675,000	197,000	735,000	422,000

Gross profit	729,000	315,000	822,000	370,000

Development revenues:
Development, related party	—	1,796,000	774,000	1,796,000
Development	—	10,000	—	10,000
Research grant and other	12,000	8,000	49,000	53,000
	12,000	1,814,000	823,000	1,859,000
Operating expenses:
Research and development	5,034,000	4,393,000	9,998,000	9,390,000
Sales and marketing	1,117,000	519,000	2,074,000	1,065,000
General and administrative	3,162,000	3,433,000	6,272,000	6,599,000
Change in fair value of option liabilities	(200,000)	(100,000)	—	100,000

Total operating expenses	9,113,000	8,245,000	18,344,000	17,154,000

Operating loss	(8,372,000)	(6,116,000)	(16,699,000)	(14,925,000)

Other income (expense):
Gain on sale of assets	—	1,858,000	—	1,858,000
Interest income	38,000	348,000	114,000	545,000
Interest expense	(18,000)	(43,000)	(41,000)	(95,000)
Other expense, net	(53,000)	(52,000)	(43,000)	(54,000)
Equity gain (loss) from investment in joint venture	(8,000)	9,000	(17,000)	6,000

Total other income (expense)	(41,000)	2,120,000	13,000	2,260,000

Net loss	(8,413,000)	(3,996,000)	(16,686,000)	(12,665,000)

Other comprehensive loss – unrealized holding loss	—	—	—	(1,000)

Comprehensive loss	$(8,413,000)	$(3,996,000)	$(16,686,000)	$(12,666,000)

Basic and diluted net loss per common share	$(0.33)	$(0.17)	$(0.66)	$(0.58)

Basic and diluted weighted average common shares	25,819,980	23,497,375	25,131,317	21,790,048